EXHIBIT 99.1

[Alliance Bancorp, Inc. of Pennsylvania letterhead]

June 21, 2011

Dear Shareholder:

We recently distributed our proxy statement, dated June 13, 2011, with respect to a Special Meeting of Shareholders to be held on July 20, 2011 (the “Special Meeting”). The purpose of the Special Meeting is to consider our 2011 Stock Option Plan and our 2011 Recognition and Retention Plan and Trust Agreement (collectively, the “Stock Benefit Plans”).

Last week, one of our largest shareholders provided us with a letter containing several suggested changes to the Stock Benefit Plans. Our Compensation Committee, upon review of the letter, has determined to implement two of the suggestions of such shareholder when grants are made under the Stock Benefit Plans. Our Compensation Committee has determined that:

•	All options granted under the 2011 Stock Option Plan will have an exercise price equal to the greater of: (i) fair market value on the date of grant or (ii) $10.00 per share; and

•
Upon a termination of employment or service following a Change in Control, as defined in the 2011 Stock Option Plan, an optionee will having the right to exercise options granted under the 2011 Stock Option Plan during the period ending on the earlier of: (i) the last day of the original 10-year (or shorter) term or (ii) the date which is 18 months after the date on which employment or service as a director terminates.

The above provisions will be included in the Stock Option Agreements to be entered into in connection with grants made under the 2011 Stock Option Plan. The form of this agreement will be filed with the U.S. Securities and Exchange Commission as an Exhibit to our public reports. Our Compensation Committee concluded that these two suggestions have merit and decided to implement them as described above. The shareholder also suggested that performance criteria be added to the vesting provisions of the Stock Benefits Plans. Our Compensation Committee chose not to implement that suggestion at this time, although it could be reconsidered in the future. The Committee was concerned that, among other factors, an award recipient could be tempted to unduly focus on meeting whatever performance criteria are included in his or her awards under the Stock Benefit Plans in carrying out day-to-day duties and responsibilities. The Compensation Committee further concluded that a vesting schedule providing for a minimum of five years, as detailed in the Stock Benefit Plans, suitably aligns the interests of directors, officers and other employees with the interests of shareholders.

We wanted to update you on these developments with respect to the Stock Benefit Plans. We urge you to vote in favor of the Stock Benefit Plans at the Special Meeting.

Very truly yours,

/s/William E. Hecht	/s/Dennis D. Cirucci
William E. Hecht	Dennis D. Cirucci
Chairman of the Board	President and Chief Executive
Officer